EXHIBIT 5.1
[Andrews Kurth LLP Letterhead]
August 3, 2005
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Gentlemen:
     We have acted as special counsel to Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Energy, LLC, a Delaware limited liability company (“WE”), Williams Partners Holding LLC, a Delaware limited liability company (“Holdings”), and Williams Discovery Pipeline LLC, a Delaware limited liability company (“Williams Pipeline,” and together with WES, WE and Holdings, the “Selling Unitholders”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 5,750,000 common units representing limited partner interests in the Partnership (the “Common Units”) by the Partnership and the Selling Unitholders.
     As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units, when issued and delivered on behalf of the Partnership or the Selling Unitholders, as the case may be, against payment therefore as described in the Partnership’s Registration Statement on Form S-1 (Commission File No. 333-124517), as amended, relating to the Common Units (the “Registration Statement”), will be duly authorized, validly issued, fully paid and non-assessable.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware Act. We hereby consent to the reference to us under the heading “Validity of the Common Units” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.

Williams Partners L.P.
August 3, 2005

Very truly yours,
/s/ Andrews Kurth LLP